Exhibit 99.1

PRESS RELEASE – For Release:

April 17, 2003

CONTACT:
Sun Bancorp, Inc.
Robert J. McCormack
President & Chief Executive Officer
570-523-4301
bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports First Quarter Earnings

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ:SUBI) today reported first quarter 2003 net income (unaudited) of $2,034,000, an increase of 31% compared to the first quarter of 2002 which was adjusted for the effects of goodwill amortization in 2002.  Earnings per share for the quarter were $0.28 basic, as compared to $0.22 basic per share for the first quarter of 2002.  The 2002 quarterly earnings restatement was required by SFAS No. 147, which was adopted on October 1, 2002.

Comparative information for the years 2003 and 2002 is impacted by the acquisition of Bank Capital Services Corporation in January 2003, which provided pre-tax income of $59,000 for the first quarter of 2003.

“We continue to remain focused on our core strategy of building customer relationships based on sound advice and providing need-based solutions.  The benefits of this value-added strategy are apparent in our strong fee income growth in which we experienced a 42% increase in wealth management income and a 63% increase in deposit service charges,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “In addition, we experienced increased income from the sale of residential mortgages, as we transitioned in 2002 from holding most residential mortgages in our portfolio to selling the majority on the secondary market.”

Net interest income totaled $5,548,000 for the first quarter of 2003, a decrease of 8% from the same quarter of 2002. The net interest margin for the quarter was 2.85% as compared to 3.01% for the first quarter of 2002.  Despite modest loan growth in the quarter, net interest margins continue to be squeezed in this low interest rate environment.

Delinquencies remained stable as nonperforming loans totaled 0.65% of total loans at March 31, 2003 as compared to 0.68% at March 31, 2002.  The Loan and Lease Loss Reserve was 1.09% of total loans at March 31, 2003 as compared to 1.18% at March 31, 2002.

“Credit quality continues to be a strength at Sun.  Despite a challenging national economic environment and strong loan growth during 2002, Sun’s disciplined credit standards enable us to maintain strong credit quality through economic cycles,” stated Mr. McCormack.

Earnings were enhanced by fee income improvement. Fee income for the quarter amounted to $1,111,000 an increase of 37.3% from the first quarter of 2002. Deposit service charges (up $325,000 or 62.5%) and Bank Owned Life Insurance (up $280,000 or 622.2%) contributed significantly to the non-interest income growth for the first quarter of 2002. Trust income was up $65,000 or 42.2% from the first quarter of 2002. Total non-interest income for the first quarter of 2003 rose to 23.9% of total income as a result of the before mentioned increases and security gains.  Sun recognized $1,496,000 in security gains as the portfolio was restructured to take advantage of the current rate environment, by leveling the future cash flow from the investment portfolio over the next three years.

Non-interest expense for the quarter was $6,563,000 representing an increase of $1,663,000 (33.9%) from the first quarter of 2002.  Costs associated with outsourcing operational processing and certain support functions are the principal causes of this increase.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.